EXHIBIT 35.3

SERVICER COMPLIANCE STATEMENT

American Express National Bank1

American Express Credit Account Master Trust

Reporting Period January 1, 2018 to December 31, 2018

The undersigned, a duly authorized officer of American Express National Bank (“AENB”), a wholly-owned subsidiary of American Express Travel Related Services Company, Inc. (“TRS”), pursuant to the Third Amended and Restated Supplemental Servicing Agreement, dated as of April 1, 2018, among TRS, AENB, American Express Receivables Financing Corporation III LLC, as acknowledged and accepted by American Express Receivables Financing Corporation II (as amended from time to time, the “Agreement”), does hereby certify that:

1.	AENB performs certain servicing procedures on behalf of TRS under the Agreement.

2.	The undersigned is duly authorized to execute and deliver this Certificate.

3.	A review of AENB’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.

4.	To the best of my knowledge, based on such review, AENB has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March, 2019.

AMERICAN EXPRESS NATIONAL BANK

By:	/s/ Kerri S. Bernstein
Name:	Kerri S. Bernstein
Title:	Chief Financial Officer

By:	/s/ Brady P. Bagley
Name:	Brady P. Bagley
Title:	Controller

[1]

On April 1, 2018, American Express Centurion Bank (“AECB”) was converted into a national banking association, AENB, and American Express Bank, FSB (“FSB”) was then merged with and into AENB. Therefore, AENB is delivering this Certificate (i) on behalf of AECB and FSB with respect to the portion of the reporting period to but excluding April 1, 2018 and (ii) on behalf of itself with respect to the portion of the reporting period from and including April 1, 2018.